                                                                  EXHIBIT 10.24


                        COLLECTIVE BARGAINING AGREEMENT

                                    Between


                                    WROC-TV

                     (Smith Television of Rochester, L.P.)

                                      and

                       NATIONAL ASSOCIATION OF BROADCAST
                       EMPLOYEES AND TECHNICIANS, AFL-CIO

                                   (Local 22)


                       June 1, 1996 through May 31, 2000

                                   AGREEMENT



     THIS AGREEMENT, made and entered into as of this 1st day of June, 1996, by and between SMITH TELEVISION OF ROCHESTER, L.P. and/or its successors, owner and operator of Television Station WROC-TV, the Employer, (hereinafter called the "Company") and the NATIONAL ASSOCIATION OF BROADCAST EMPLOYEES AND TECHNICIANS, AFL-CIO and/or its successors, a labor organization (hereinafter called the "Union" - NABET), bargaining representative for Employees employed by, the Company at Station WROC-TV during the term of this Agreement. The provisions of this Agreement shall be binding upon the Company, its successors and assigns.


1.   INTENT - "EMPLOYEE" DEFINED:

     It is the intent and purpose of the parties hereto to set forth herein the basic Agreement covering the rates of pay, hours of work, and conditions of employment to be observed between the parties hereto, and provide procedures for prompt, equitable adjustment of alleged grievances to the end that there shall be no interruptions or impeding of work, work stoppages or strikes or other interferences with television broadcasting and its facilities during the life of this Agreement.

     1.2 The term "Employee" as used in this Agreement applies to all the broadcast, television technical Employees employed by Station WROC-TV and all mobile or portable transmitters wherever located, employed in the broadcasting engineering department of the Station, as shown in Article 9, except the Chief Engineer and Assistant Chief Engineers.

2.   MANAGEMENT RIGHTS:

     2.1 Management - The Company, except as clearly and explicitly abridged, by any provision of this Agreement, reserves and retains exclusively all of its normal and inherent rights with respect to the Management of the business, whether exercised or not, including but not limited to its rights to determine, and from time to time redetermine, the number, location and types of its operations and locations, and the methods, processes, and materials to be employed, to introduce new and improved methods; to discontinue conduct of its business or operations in whole or in part; to select and direct the working forces in accordance with the requirements determined by Management to be necessary to the orderly, efficient and economical operation of the business, such measures to be administered without discrimination against any employee; Management reserves the right to maintain and require methods of record keeping.

3.   RECOGNITION, UNION SHOP:

     3.1 The Company recognizes the Union as the exclusive bargaining agent for all of the Employees of the Company as defined in Article 1, for the duration of this Agreement. (The


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Company further recognizes the dignity of the Employee as an individual and the
Employees as a group.)

     3.2 All present Employees shall remain members of the Union in good standing as a condition of employment The Company may employ non-members of the Union, provided that such employees shall apply for membership in the Union within thirty (30) days after employment. The Union agrees to act on said application within thirty (30) days after receipt of the application, and the filing of the application shall constitute a working permit until such time as the application has been acted upon.

     3.3 The Company will, within five (5) business days after receipt of notice from the Union, give notice to any Employee who is not in good standing in the Union that his employment will be terminated within two (2) weeks if he does not comply with Section 3.2, provided that his failure to be in good standing is because of his failure to tender initiation fees and periodic dues, both of which shall be uniformly applicable to all Employees.

     3.4 The Company shall make a check-off of Union dues from each paycheck, provided that the Company shall receive from the Employee concerned a written assignment which shall not be irrevocable for a period of more than one (1) year, or beyond the termination date of this Contract, whichever occurs sooner. The Check-off Authorization shall be in the form as shown in Appendix "A".

     3.5 It is further agreed that all new Employees shall be on a probationary period of ninety (90) days. The Company may request and upon approval of the affected Employee, the Union will agree to grant up to two (2) thirty (30) day extensions to the current ninety (90) day probationary period described above, during which time the Employee shall not be entitled to the protection of the discharge clause. A copy of the notice of discharge given to the Employee shall also be mailed to the Union at the same time. Temporary vacation relief Employees as described in Section 10.5 shall not be entitled to the protection of the discharge clause.

     3.6 The Company recognizes the right of the Union members to refuse to work with employees who do not become or offer to become Union members in accordance with this Agreement, and any such refusal to work shall not constitute a breach of this Agreement. This provision is subject to the provisions of Sections 3.2 and 3.3.

     3.7 The Company will not interfere with, restrain or coerce any Employee because of membership in or activity on behalf of the Union. The Company will not discriminate in respect to hire, tenure of employment or any term or condition of employment against any Employee because of membership in or activity on behalf of the Union, nor will it discourage or attempt to discourage membership in the Union or attempt to encourage membership in another Union.

     3.8 Notwithstanding anything herein to the contrary, the Company may utilize up to five (5) interns, as part of an affirmative action program or in cooperation with an educational




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institution, who shall be excluded from coverage under the Contract but who shall not be restricted from performing bargaining unit work so long as it is under the general supervision of, and does not result in the layoff of, a Bargaining Unit Employee. No intern may be employed for more than two (2) semesters consecutively unless the Employer and Union mutually agree in writing to extend such employment.

     3.9 The Company and the Union recognize their respective responsibilities under State and Federal laws and regulations relating to fair employment practices. The Company and the Union agree to continue to adhere to the national policy of not discriminating in employment in any manner prohibited by law on the basis of race, creed, color, national origin, religion, sex, age, sexual preference, arrest record, citizenship, disability arising from military service, service in the Vietnam War, handicap or for any other reason prohibited by law. The parties also agree that compliance with laws and regulations pertaining to the Company's right to broadcast is essential, and that any Employee who interferes with such compliance may be discharged. The use of the pronouns "he", "she", "his" or "her" in this Agreement shall refer to all Employees and is not intended to indicate the sex of any Employee.

     3.10 Joint Liaison Committee: The parties agree to form a Liaison
Committee comprised of three persons representing the Station Manager and three employees from the bargaining unit for the purpose of meeting and conferring, upon request of either party, at reasonable times relating to topics such as increased communication and cooperation as they concern the operation of the Station and the work of the bargaining unit. Topics for discussion may include, but not be limited to, the administration of the bereavement leave policy, implementation of an educational reimbursement policy for bargaining unit employees who receive, upon pre-approval of management, additional training or education through seminars, educational courses or training programs during their non-working hours so as to enhance the employees' working skills as they relate to Station operations and improved efficiencies.

         It is the intent of this procedure that discussions will be conducted on a non-adversarial basis and in a good-faith attempt to consider developments that occur during the term of the contract. The Liaison Committee shall not have the power to add to, delete or otherwise modify the terms of the collective bargaining agreement unless such changes are ratified by the parties.

         Furthermore, the existence of the Liaison Committee shall not preclude Station management from meeting with other bargaining unit employees and/or with Stewards on a more frequent basis for a similar purpose.

     3.11 The Company will notify the Union in writing of all newly hired Employees prior to the time the Employee receives his first paycheck.




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4.   MILITARY LEAVE:

     4.1 Both the Company and the Union recognize the re-employment provisions of the Military Service Act of 1948 and any subsequent Acts and all the re-employment regulations promulgated by the Federal Government apply to all Employees covered by this Agreement.

5.   HOURS OF WORK, DAYS OFF, MEAL PERIODS:

     5.1 (a) The normal work week of all full-time technical Employees shall consist of not more than forty (40) hours of work during four (4) or five (5) days in each seven (7) consecutive days. Such hours of work shall be consecutive and shall not exceed eight (8) exclusive of a one (1) hour lunch period on a five (5) day schedule or ten (10) on a four (4) day schedule. The work week can include other combinations of hours and days so long as the employee so scheduled receives at least two consecutive days off and further, that such employee will not be required to work split shifts during any work day. Said work week shall begin at 3:00 a.m. Monday and end at 3:00 a.m. on the following Monday. However, for purposes of all overtime and premium pay under this Agreement, a day will be defined as a twenty-four (24) hour period commencing at the beginning of an Employee's shift.

         (b) The Company may employ a number of part-time employees, to a maximum of 25% of the full-time employees, provided that if more than 29 full-time employees are employed, the Station may employ a number of part-time employees not to exceed 30% of the full-time employee complement. A part-time employee's work week shall not be less than two (2) days of work. Part-time employees may be called upon to work in excess of 32 hours in a work week for emergency or fill-in purposes for employees on sick or vacation leave. In all other instances, should a part-time employee work in excess of 32 hours in a work week, he or she shall be compensated at one and one-half times his or her normal part-time rate for such hours in excess of 32. Part-time employees shall not accrue seniority except in the case of a part-time employee who, through continuous service, becomes a full-time employee. In that instance, he or she will be credited with seniority, on a pro-rata basis, for the time worked as a part-time employee. Part-time employees are not eligible for health or life insurance benefits provided through the Station. In the event any permanent full-time Bargaining Unit Employee is on layoff status, the following will apply:

             (i) Any permanent full-time Bargaining Unit Employee on layoff who is qualified for available part-time work shall be offered part-time employment by seniority. Such part-time employment will be compensated at the part-time hourly rate for part-time employees. Refusal or acceptance of part-time employment shall in no way affect the Employee's recall rights.

             (ii) In the event all qualified full-time Employees on layoff refuse part-time employment or there are no full-time Employees on layoff qualified for the available part-time work, the Company may hire one (1) part-time Employee to perform the available work.



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     5.2 (a) Employees regularly assigned to the news department may be assigned a full eight (8) [or ten (1O) if on a four (4) day schedule] hour shift, and if so, such Employees shall be assigned a twenty (20) minute paid meal break within such shift on a regularly scheduled basis, provided a twenty
(20) minute uninterrupted period will be allowed for a meal during the shift.

         (b) Employees scheduled on outside productions or new, including but not limited to minicam, still photos, live ENG News assignments, shall take a lunch period in the 4th, 5th or 6th hour (or within one [1] hour of this time span in case of unforeseen news gathering requirements) of the shift as job duties dictate and with the approval of the management person in charge.

             Assigned travel time during the work shift shall not be considered as part of the lunch period. If the lunch period cannot be taken, the appropriate penalty shall apply as stated in Section 5.10(c).

         (c) Employees assigned to television remotes (including those involving live ENG pick-up) may be scheduled for a shift of eight (8) consecutive hours or less with no scheduled lunch hours.

             (i) A lunch period may be taken by Employees on remotes on Company time, at whatever time it is possible without interfering with the setup, rehearsal or broadcast of the remote.

             (ii) When an Employee is assigned to a remote and is not allowed at least thirty (30) minutes to eat while on duty on a TV remote, he shall receive a penalty payment of five dollars ($5.00) in addition to any and all pay received for time worked.

             (iii) An Employee will not be required to ride in the TV remote truck as a passenger unless suitable seats are provided. An Employee, if properly qualified and capable of doing so, may be assigned to drive the TV remote truck.

             (iv) When an Employee works on a remote longer than eight (8) consecutive hours, he shall receive overtime pay in accordance with appropriate provisions of this Agreement.

     5.3 In the event an Employee works beyond his regular tour of duty, he shall be paid an overtime rate of time and one-half for the first five consecutive hours worked during that day, and thereafter, at the rate of two times his regular rate for all such continuing overtime hours on that day.




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     5.4 (a) An Employee shall have two (2) [three (3) in the case of Employees assigned to four (4) ten (10) hour shifts] days off in each seven (7) days, which shall be either consecutive or the last and first (1st) days of contiguous weeks (except as provided in 5.5).

         (b) Schedules of working time (exclusive of overtime and exclusive of lunch hours, the changing of which is provided for in Section 5.10) shall not be changed unless notice of such change in working hours is posted seventy-two (72) hours in advance of the time of which such change in schedule is effective, except in circumstances beyond the control of the employer.

         (c) Hours of work shifts and meal periods shall be posted at least fourteen (14) days in advance. The Company shall have the right to make subsequent modifications to accommodate the needs of the Station and the affected Employees. Changes in days off will be posted fourteen (14) calendar days in advance of the beginning of the work week in which the change will be effective, except for changes about which the Company was not notified prior to the time for changing the schedule and that are caused by personal leave, personal days off, termination of probationary Employees, resignations or extended illness of Employees.

     5.5 (a) To accommodate a change of work days, it shall be permissible to grant an Employee two (2) non-consecutive days off and no more than four (4) [five (5) in the case of Employees assigned to four (4) ten (10) hour shifts] consecutive days off. A non-consecutive day off is defined as at least twenty-four (24) hours plus ten (1O) hours.

         (b) The Company agrees to work with technicians with a view toward achieving a system whereby a member of the unit may be granted, upon request, a change of days off after working a given schedule for a period of six (6) months, in a way which will satisfy the Employee and not interfere with the Station's lawful and efficient operation.

     5.6 Regular work shifts, exclusive of overtime, shall in all cases be separated by at least ten (1O) hours. In the event an Employee starts a work shift prior to the end of the turnaround period, hours within the turnaround period shall be overtime work and shall be paid at a rate of one (1) times the Employee's regular rate in addition to the Employee's regular rate of pay for such hours, or portions thereof, worked during the turnaround period. The turnaround period begins with the end of the last regularly scheduled shift, exclusive of overtime, or in the case of days off, ten (1O) hours prior to the Employee's next scheduled work day. Regularly scheduled hours may be cancelled by the Company without reduction of regular pay to the Employee on less than sixty (60) hours notice where to do so would avoid invading turnaround. At the end of each work shift or absence (excluding vacation), an Employee shall ascertain the next indicated work assignment as posted on the working schedule.

     5.7 (a) Turnaround pay or penalty shall not apply to absences occasioned by vacation, holiday, leave of absence or other absences occasioned by the Employee, except bona fide illness of seven (7) days or less. Vacation, holiday credit, leave of absence or other absences



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occasioned by an Employee, with the exception of illnesses of seven (7) days or less shall be computed on the basis of the number of days times twenty-four
(24) hours.

          (b) Notwithstanding anything in this Agreement to the contrary, a ten
(1O) hour turnaround shall apply to Employees assigned as vacation relief, schedule changes for Unit Employees (only one such change within a thirty (30) day period) and/or to an Employee who requests and is granted a schedule change.

     5.8 Should an Employee, at Company request, be required to work on his scheduled days off or in excess of forty (40) hours per week, or in excess of eight (8) [ten (10) for 4/10 Employees] hours per day, overtime rates of pay (time and one-half) shall apply on the first such day off or for hours in excess of eight (8) [ten (1O) for 4/10 Employees] in one (1) day or in excess of forty
(40) in one (1) week. An Employee required to work on the second and/or third such scheduled day off shall receive double his base rate for such hours worked.

     5.9 Minimum call-in pay shall be four (4) hours at the employee's regular rate of pay unless such additional time worked by virtue of the call-in results in the employee exceeding 40 hours worked in a particular work week. In such case, the employee shall receive overtime (at time and one-half his regular rate) or upon mutual agreement, the employer and the employee may arrange for appropriate compensatory time off for the hours worked in excess of 40. If an Employee off duty is required to perform work, except work commencing prior to or ending after and contiguous with his regularly scheduled shift, he shall receive not less than four (4) hours of pay at time and one-half rates for such call back on his regular workday and for the sixth (6th) (fifth in the case of 4/10 Employees) worked in any week. Provided: Employees may be called in for a minimum of two (2) hours up to four (4) times each year, solely for the purpose of attending department and/or station meetings or briefings.

     5.10 Except as set forth in Section 5.2 (a) and (b) (transmitter, news department, 4/10 Employees, outside production, minicam, and television remotes), each Employee shall be scheduled a meal and rest period of one (1) hour during his tour of duty.

          (a) The Station may, in its discretion, schedule meal and rest period of one-half hour during the employee's tour of duty if it reduces the remainder of the employee's work day in a corresponding manner. On days an Employee works only his regular shift or call-in of seven (7) hours or more, the following will apply: the meal and rest period shall be scheduled only during the 4th, 5th, or 6th hour of the regular work shift.

          (b) In the event an Employee works longer than his regular schedule by starting earlier or working later, or both, such Employee shall receive a twenty-five (25) minute rest or meal period for any work period which exceeds six (6) hours of work preceding or following his scheduled meal period. Such extra meal period will be on Company time and at a time reasonable to him and suitable to the needs of the operation. In the event such additional




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period is not granted, he shall be paid time and one-half (1-1/2) pay in lieu of the rest period in addition to pay for time actually worked.

         (c) Assigned meal periods may be changed so long as the Employee is notified of the change prior to the end of his preceding shift. A shift of the starting time of up to one (1) hour in the scheduled meal period will not be considered a change in the meal period. Similarly, a change in the starting time of the meal period of more than one (1) hour, except when the change is made prior to the end of the preceding shift, shall be considered a cancellation of the meal period and overtime will apply. If an Employee works through his meal period or if this period is cancelled, he shall be compensated for that hour as overtime at the rate of time and one-half (1-1/2) which pay shall be in addition to a penalty payment of five dollars ($5.00) for each occurrence. If an Employee works up to one-half (1/2) of his scheduled meal period, such Employee will be compensated for such time at time and one-half (1-1/2) pay, which pay shall be in addition to a penalty payment of two dollars and fifty cents ($2.50) for each occurrence.

     5.11 Work shifts for technical Employees assigned to sign-on various media will be scheduled so as to include sufficient time for checking and preparing equipment for sign-on and work shifts for technical Employees assigned to sign-offs will be scheduled so as to include sufficient time for the duties involved in turning off equipment and otherwise securing same.

     5.12 An Employee assigned to a shift which includes the hours of 1:30 a.m. to 5:30 a.m. will receive a premium of 10% of his regular rate for all time worked between 1:30 a.m. and 5:30 a.m., provided no other premium pay applies to such hours.

     5.13 There shall be no pyramiding of overtime, overtime pay or penalty compensation. The maximum rate of pay shall be that which is called for in any one circumstance covered in foregoing paragraphs, provisions of one paragraph may not be used as base rate for computation for any other paragraph.

     5.14 For all purposes under this Agreement, a television remote shall be defined as any off the station premises production of a program or a segment of a program which involves more than one (1) camera going to a common truck at the remote site.

     5.15 The Union and the Employees acknowledge that reasonable amounts of overtime may be required to maintain efficient operations.

         The Company will use all reasonable efforts to notify an Employee of requirements to work overtime as early as possible. The Company will give Employees who are requested to work overtime on their days off the opportunity to turn down overtime provided other qualified Employees are available and willing to work and it is practical to utilize them.



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6.   HOLIDAY CREDIT, VACATIONS:

     6.1 Employees not working the following holidays shall receive their regular pay for: New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day. To receive the holiday and compensation for same, the employee must work his or her scheduled work days immediately prior to and immediately after the holiday. The requirement of working the scheduled days before and after the holiday shall not apply when the employee is absent due to unforeseen, provable personal or family illness or due to bereavement purposes. In the event that an employee works on a holiday, he shall also receive one and one-half times his hourly rate for a normal shift on such holiday.

     6.2 Effective January 1, 1997, employees will earn and be eligible to receive paid vacation during calendar year as follows:

IF EMPLOYED AT BEGINNING OF CALENDAR YEAR.

Less than 42 months service                               =2 weeks
42 months of service but less than 144 months             =3 weeks
144 months or more                                        =4 weeks

      New employees hired subsequent to January 3, 1996 shall receive vacation allotments to be earned and taken during their initial calendar year of employment, based upon their hire date as follows:

           If hired first quarter               7.5   days
           If hired second quarter              5.0   days
           If hired third quarter               2.5   days
           If hired fourth quarter                0   days

     6.3 (a) i. A vacation schedule form shall be posted on November 1 of each year for the following year. Employees may pick and schedule appropriate vacation time off in accordance with station policy, by seniority, until December 15. After December 15, the proposed vacation schedule will become open to all employees for selection purposes on a first come-first served basis. Up to one week of vacation may be taken as single days, normally excluding days during rating periods, subject to the operational needs of the station upon advance approval of the department head.

     Employees who quit during the year shall have their vacation allotment prorated up to the date of employment termination.

         ii. The Engineering and Production Department Employees shall be able to go on vacation two (2) Employees at a time during the regular part of the year, and three (3) at a time during the summer period. The News Department Employees will be able to go on



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vacation one (1) Employee at a time during the year. News Department Employees may take one (1) week of vacation as single days, other than during rating periods and subject to normal vacation scheduling or if not so scheduled, at the mutual convenience of the Employee and the Employer and subject to business conditions.

     6.4 (a) An Employee otherwise eligible, who is terminated for any reason except dishonesty or who quits or who dies shall receive the vacation credit earned and not taken during the then current year In order to receive accrued vacation credit, an Employee who quits must give two (2) weeks notice in writing. Failure to give such notice shall result in forfeiture of any accrued vacation or holiday credit earned during the year in winch the Employee leaves. Any Employee recalled during the year in which the Employee was laid off shall earn vacation credit on the basis of one (1) day of vacation each full month from the date of recall until the next calendar year accrual will be based on work within the year of recall.

         (b) Only for the purpose of establishing a vacation schedule, the following shall apply:

                                                  TOTAL WEEKS OFF
             CREDITED TIME AS OF                  ---------------
               DECEMBER 31ST
               -------------
             Over 6 months less
               than 42 months                         3 weeks

             Over 42 months less
              than 144 months                         4 weeks

             144 months or more                       5 weeks


     6.5 An Employee must be informed prior to going on vacation when he shall report back to work and to what shift he is being assigned for that first day he returns to work.

     6.6 If a scheduled vacation is disrupted, prior to commencement, due to the Employee's illness, as below, death in the Employee's immediate family, jury duty or military service, he shall be permitted to change his vacation or the part affected to a mutually satisfactory period. For this section only, illness is deemed to mean sickness for at least seven (7) days, which requires a physicians attendance.

7.   SICK LEAVE, LEAVE OF ABSENCE, BEREAVEMENT:

     7.1 (a) The Company agrees to grant (10) working days sick leave per Year at the regular rate of pay to full-time employees. During the full-time employee's first year of employment he or she shall receive sick leave, based upon his or her hire date, as follows:


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

If hired first quarter                             7.5 days
If hired second quarter                              5 days
If hired third quarter                             2.5 days
If hired fourth quarter                              0 days

         (b) Sick leave may be utilized for absences due to illness caused by childbearing.

         (c) In order to receive sick pay, the Employer may require a Doctor's Certification. Should such a request be made and the Employee fails to present such, the Employee will not be paid for the absence. If a Doctors Certificate is required by the Company, the Company will reimburse the Employee for the uninsured portion of the cost.

         (d) Employees may "bank" up to a maximum of ten (10) unused sick days. Such "banked" days may be used only after exhaustion of the employee's current sick leave.

         (e) During the first (1st) year of employment, an Employee may use one (1) of his/her paid sick leave days for personal reasons after completion of six (6) months of employment and shall be entitled to use an additional or second (2nd) day of his sick leave for personal reasons after he has completed his twelve (12) months of employment. Employees who have completed one (1) year of service as of December 31 may use up to two (2) days of their paid sick leave in each ensuing year for personal reasons. Such personal days may be scheduled, subject to business conditions with a minimum of two (2) week advance notice, except in situations where such notice could not be given that is, for a death of a family member not covered by bereavement leave or to bereavement leave, because of the hospitalization of a member of the Employee's household or as sick leave days after exhaustion of current sick leave.

         (f) Employees may use up to two (2) half-days of sick leave per year when required to be absent from work to visit doctors or dentists.

         (g) Sick pay shall have no value except as provided herein.

     7.2 Upon written request of the employee, the Station may, in its discretion grant unpaid leaves of absence for reasonable purposes, including leave for union activity or other justifiable cause for specific periods up to but not exceeding one year in duration. Such leaves shall be without pay or benefits. Seniority shall be frozen during the term of the unpaid leave of absence. Upon return to employment from such leave of absence, the employee shall be given his former position, without loss of any benefits and the Station may release the substitute employee from employment.

         The Station will not be required to grant a leave of absence for union activity to more than one employee at any time and for personal reasons specified above to more than one employee




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
at any time. In either instance, at least two weeks advance notice shall be required from the employee in order for the Station to consider the request for such leave of absence.

                 The Station will grant leaves of absence to qualified employees for purposes covered under the Family Medical Leave Act, including but not limited to, unpaid leaves of absence for personal illness or serious family illness, etc. The parties will be governed by the provisions of the Family Medical Leave Act with respect to rights and obligations for such covered leaves of absence.

         7.3 Employees shall be permitted to serve on jury duty. During the first two (2) weeks of jury duty, the Employee shall receive his straight time daily rate up to a maximum of forty (40) hours per week. Each day that an Employee serves on jury duty shall be considered a day worked for purposes of vacation and seniority credit. Employees called to jury duty, if not already on a Monday to Friday day schedule, will revert to such a schedule. Such change in schedule shall not result in premium pay under this Agreement to any Employee.

         7.4 Bereavement Pay - Employees will be paid up to three (3) days for death and funerals in the immediate family. The immediate family shall include: parents, step-parents, children, step-children, brother, sister, spouse and mate living with Employee. Employees will receive one (1) day with pay to attend the funeral of grandparents, mother-in-law, father-in-law and grandchildren. Pay will be paid for regular workdays only up to and including the day of the funeral. If extensive travel is required in order to attend to the funeral and other arrangements, the Station will grant the employee additional time off, either as unpaid leave or, at the request of the employee, in exchange for accrued vacation or unused sick leave which the employee may have.

         7.5 An Employee on sick leave, leave of absence, jury duty, or bereavement leave shall ascertain, prior to the end of such period, when he shall report for work.

8.       ARBITRATION - CONTROVERSIES AND DISPUTES:

         8.1 Should any dispute or grievance arise between the Company and the Union regarding the meaning or application of any of the provisions of this Agreement or should any other dispute arise hereunder, negotiations for their settlement shall be conducted in the following manner.

         8.2 The Company agrees to meet with a Grievance Committee, composed of Employees regularly employed by the Company, for the purpose of adjusting all disputes and grievances. Such a meeting of the Company and the Union's Grievance Committee may be called by either party upon written notice to the other within seventy-two (72) hours after the cause of the dispute or grievance arose, and no dispute or grievance shall be considered unless such notice is given within such time limit. Said meeting shall take place not later than three(3) business days after issuance of said notice. Said notice shall contain a concise statement of the facts giving rise to the dispute or grievance.

         8.3 Any dispute or grievance as described in 8.1 above that cannot be resolved by the parties within ten (10) days after it has been submitted under 8.2 above, shall be submitted to an impartial arbitrator, who shall be appointed in accordance with the rules and regulations of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon both parties. The fee of any such arbitrator shall be paid one-half (1/2) by the Company and one-half (1/2) by the Union.

         8.4 So long as the Company complies with the above provisions of the grievance procedure, the Union will not authorize or direct its members to strike or picket the Company in any manner whatsoever during the period of this Union Agreement as long as the Company complies with the above provisions of the grievance procedure. Likewise, the Company will not direct or authorize a lock-out of Union members, as long as Union complies with the above provisions of the grievance procedure.

         8.5 When any member of the Committee for the Union are on duty and are called upon to discuss with representatives of the company arising from any condition of employment, said members of the Committee during such period of discussion in reference to such labor problems will be paid their normal wage rate by the Company. Except as provided in this Section (8.5), Union representatives and/or Employees shall refrain from conducting any Union business on Company time.

         8.6 It is agreed that any and all claimed breaches of this Agreement, whether alleged to have been committed by the Company, the Union or their respective agents or officers, or by the Employees; and all grievances, disputes, stoppages and any and all differences between the parties concerning the interpretation or application of the provisions of this Agreement shall be settled and determined exclusively through the process of collective bargaining and if that fails, by the processes as herein provided.

         8.7 The company recognizes the fact that the only agency which can authorize a strike, stoppage or interruption or curtailment of operations for Rochester Local 22 is the Executive Council of NABET. Neither Rochester Local 22 nor NABET shall be held liable for any of the actions of their officers or agents and/or members, unless the Executive Council of NABET shall have specifically authorized such actions, provided, however, that in the event of a strike, stoppage or curtailment of operations that is not authorized by the Executive Council of NABET, the said Executive Council shall take all reasonable steps to end same promptly. Individual Employees will be liable for their actions and subject to disciplinary action by the Company.

9.       WAGES

         GROUP I - ENGINEERS TECHNICIANS AND PHOTOGRAPHERS

         9.1 All new full-time Employees shall be paid no less than $300.00 weekly effective June 1, 1996. This entry level rate shall remain in effect throughout the term of this Agreement.

                 (a) The wage rates of all Bargaining Unit Employees (full-time) shall be increased as follows:

                          Effective June 1, 1996, all employees shall receive a 4% increase in their base wage rate.

                          Effective June 1, 1997, all employees shall receive a 5% increase in their base wage rate.

                          Effective June 1, 1998, all employees shall receive a 5% increase in their base wage rate.

                          Effective June 1, 1999, all employees shall receive a 4% increase in their base wage rate.

                          The above wage increases shall not prohibit the
Station from awarding merit pay raises or other increases above the minimum increases set forth in this Agreement.

                 (b) Upon execution of the Agreement, there shall be paid a single wage bonus of $500 to each full-time employee and $250 to each part-time employee. This bonus is a one-time only payment and is not added to the employee's base wage for computation of future increases.

                 (c) Eligible employees shall receive an additional bonus within 15 days of the execution of the Agreement, representing the conversion of accumulated but unused vacation leave for 1995 and the period commencing January 1, 1996 through May 31, 1996. Such reimbursement is shown in Memorandum of Agreement attached.

                 (d) Paid-time employees shall be paid a minimum hourly rate during the term of the contract as follows:

                          Effective June 1, 1996   $7.25 per hour
                          Effective June 1, 1997   $7.61 per hour
                          Effective June 1, 1998   $8.00 per hour
                          Effective June 1, 1999   $8.31 per hour

         GROUP II - SUPERVISORS - All individuals within Group II shall receive eight percent (8%) above their wage rate during the term of the Agreement.

         9.2 During the term of this Agreement, full-time Bargaining Unit Employees shall be entitled to participate in the Blue Cross/Blue Shield and Preferred Care Plans maintained by the Station for its non-union employees, or equivalent plans. The Company shall continue to contribute toward the cost of providing all such insurance at the same amounts as it is contributing as of

May 31, 1996. Bargaining Unit Employee contribution rates shall remain the same for such plans as in effect on May 31, 1996.

         Increases in the cost of providing such health insurance plans following June 1, 1996, in excess of the previous costs shall be allocated as follows: Annually, the first 8% total increase in the cost of such premiums shall be paid by the employee. Any increase above 8% up to 16% will be paid in total by the employer. In the event the annual premium increase is greater than 16%, such increase shall be absorbed and paid on a 50-50 equal basis by the bargaining unit employees and the Station.

         DENTAL INSURANCE: During the term of this Agreement, bargaining unit employees and their dependents shall be entitled to continue participation in the dental plan maintained by the Station for its non-union employees, or equivalent plans as in effect on May 31, 1996. The Company shall continue to contribute toward the costs of providing all such insurance at the same amounts as it is contributing as of May 31, 1996. Bargaining unit employee contribution rates shall remain the same for such plans as in effect on May 31, 1996. Increases in the cost of providing such dental insurance plans following June 1, 1996 in excess of the previous costs shall be allocated as follows: Annually, the first 8% increase in the total cost of such premiums shall be paid by the employer. Any increase above 8% up to 16% will be paid in total by the employee. In the event the annual premium increase is greater than 16%, such increase shall be absorbed and paid on a 50-50 equal basis by the bargaining unit employee and the Station.

         9.3 During the term of this Agreement, the Company will maintain the life insurance, accidental death and dismemberment insurance short and long-term disability insurance plans in effect on May 31, 1996, to the benefit of the Employees.

         9.4 If the Company changes carriers, it will notify Employees and the Union prior to such change and will substitute substantially equivalent plans without interruption of coverage.

         9.5 Employees shall be eligible to participate in the Station's 401(k) savings plan wherein they may contribute, in accordance with the plan specifications, up to 15% of their pre-tax earnings. In addition, the employer will provide matching contributions to those made by the individual employees, up to a maximum of 3% of salary. Participation in the 401(k) plan will be dependent upon enrollment date requirements and minimum service eligibility as contained in the employee handbook and summary plan description.

         9.6 The parties acknowledge that during the course of negotiations, they discussed retirement programs and other fringe benefits and agreed to exclude the Employees covered by this agreement from any such programs or benefits which are not explicitly provided for herein.

10.      TRANSFERS, SENIORITY, TERMINATION OF EMPLOYMENT:

         10.1 When experienced Employees are transferred from one department of the Company to the Technical Department, or if new Employees with experience are hired, the Company, in its sole discretion, may make allowance for such past experience by fixing a rate commensurate therewith in accordance with the above pay scale.

         10.2    (a)      The Company agrees that individual seniority
computations, including rights to benefits based upon seniority, layoffs and recall after lay-off, are to be based on years, or fractions thereof, of full-time employment.

                 (b) The Company shall have the right to designate Group II Employees, and in the event of a reduction of the number of Group II status Employees or for just cause, the Company shall have the right to relieve such Group II Employees of their Group II status and duties with corresponding adjustments in pay. Such Company decisions shall not be subject to the grievance and arbitration provisions of this Contract, provided such Company decisions are not capricious or discriminatory.

         10.3 In the event a permanent employee or employees must be laid off because of insufficient work, relative ability to perform the work shall be a contributing factor in deciding which employee shall be laid off. If relative abilities are equal, then seniority within the job classification shall prevail. In the event the selected employee has prior service with the Station in another job or classification within the bargaining unit, such employee may utilize that seniority to displace a less senior employee in such other job or classification, as long as the employee can perform the functions of the job. In the event that an employee displaces a less senior employee in a job classification, such employee shall be allowed a trail period of up to sixty
(60) days to demonstrate that he or she can perform the functions of the position in a satisfactory manner. The Station shall evaluate such performance within thirty (30) days of the employee displacing the less senior employee, and in performing such evaluation, shall receive, where possible, input from the Group II supervisor. After such layoffs, recall to work shall be in the reverse order; that is, the last Employee laid off on account of seniority shall be the first to be recalled, provided such Employee is then capable of and qualified to perform the available work. Employees shall be retained on the seniority roster for one (1) year after layoff. The Company agrees to recall during said period from said list before it hires any new Employees, provided the Employees to be recalled are then capable of and qualified to perform the available work. It is further provided that Employees shall be retained on the seniority roster only until such time as they shall refuse a permanent position which has been offered to them by the Company. The Company will be held to have satisfied its obligations under this Section by making such offer in writing to the Employees at the last address he has furnished the Company. If no reply is received from the Company's written offer within fourteen (14) days, the Employee will be held to have refused the offer. Employees so recalled within such one (1) year period shall receive full credit for total years worked for the Company exclusive of the period of the layoff, unless otherwise specifically provided under the provisions applicable to any particular benefit.

         10.4 Employees covered by this Agreement who are promoted to positions in the Engineering Department of the Company outside the coverage of this Agreement shall retain all of their seniority rights accrued up to the time of leaving the unit, and shall be permitted to exercise their seniority rights and to return to the unit with the above seniority provided they do so within one-hundred-twenty (120) days following the promotion. (This provision does not apply to persons presently promoted outside the coverage of the Agreement.)

         10.5 Employees hired specifically for vacation relief, Employees hired to temporarily fill a vacancy, or as a substitute for an Employee on a leave of absence, shall be considered temporary Employees for a period not to exceed one-hundred-eighty (180) work days in a calendar year and shall not accrue seniority. The Company shall notify the Union no later than thirty (30) days after the hiring of a temporary Employee. If such notice is not sent by the Company, then such an Employee shall be regarded as a permanent Employee. Any temporary Employee retained more than one-hundred-eighty (180) work days in the employ of the Company shall be considered a permanent Employee and his seniority shall date back to the last date of hire. The wages of such Employees shall not be less than one-hundred eighty dollars ($180.00) per week. Temporary Employees on vacation relief shall be exempt from the provisions of Sections 5.4, 5.5, 6.1, 6.2, 6.3, 9.3 and 9.4. The Company may assign up to four (4) regular Employees to cover vacation schedules. Regular Employees, if so assigned, shall receive a fee of ten dollars ($10.00) per week, in addition to their regular salary, for each week so assigned and the restrictions of Section
5.5 shall not apply.

         10.6 No Employee may be disciplined or discharged except for cause, including but not limited to disloyalty, dishonesty, inability to do his work properly, inefficiency, unproper conduct, violation of established rules. The Company shall have the absolute right to discharge an Employee for cause, and shall notify either Steward of any such discharge. The Stewards shall have the right to question such discharge only on the ground that it was not for cause.

         10.7    An Employee who desires to leave the Company shall give two
(2) weeks written notice to the Company. The failure to give such notice shall result in the forfeiture of vacation and holiday credit entitlement as provided in Section 6.2. The Company shall give four (4) weeks notice or four (4) week pay in lieu of notice to any Employee whom it lays off as part of a reduction of force. All other discharges may be immediate without notice or additional pay.

         10.8 In the event of layoffs resulting from technological improvements, the following procedures shall be followed:

                 (a) The Employee shall be given three (3) months notice of such layoffs and when released from employment shall receive severance pay as follows:

Length of Full-Time Service                Severance Pay Equal
---------------------------                -------------------
      6-12 months                           1 week basic salary
     12-24 months                           3 weeks basic salary
     24-36 months                           5 weeks basic salary
     36-48 months                           7 weeks basic salary
     48-72 months                           9 weeks basic salary
    72-120 months                          12 weeks basic salary
  120 months or more                       15 weeks basic salary

                 (b) It is understood that the provisions of this Section are intended to be used only in case of change from technological improvements. Reduction of force attributable to other causes, such as reduction in hours of operation or deletion of certain programs, shall not be covered by the provisions of this Section.

                 (c)      See Appendix B for Seniority List.

11. TECHNICAL EQUIPMENT:

         11.1 Employees within the bargaining unit will be employed, consistent with their normal job duties, and may operate technical equipment previously and traditionally performed as bargaining unit work. However, the foregoing shall not, in any manner, prohibit other employees of the Station from being permitted by the Company, in its discretion, from operating such technical equipment from time to time. Such operation of technical equipment by non-bargaining unit employees shall be used to supplement, but not supplant, bargaining unit employees from performing regular work associated with their classifications.

         11.2 Any program, including live or taped remotes, over five (5) minutes in duration, produced and originated by WROC-TV within a fifty (50) mile radius of the WROC-TV studios for exclusive telecast on WROC-TV must be produced with WROC-TV employed technicians performing the duties covered by this Contract, provided unit personnel are qualified and available to perform the work in question.

12.      TIME AND TRAVEL ALLOWANCE:

         12.1 When sent out of the city in which the studios or transmitters of the Employer are located, on assignments requiring him to remain away overnight, an Employee shall be credited with one (1) eight (8) hour shift for each and every day he is away on such assignment. If his actual work in any one
(1) day exceeds more than eight (8) hours time, he shall be credited with such additional time and shall be compensated for such additional time at the rate of time and one-half (1 1/2) the regular rate of pay.

         12.2 Travel expenses for actual live broadcasts or recordings for broadcast or audition shall be provided by the Company. Payment for the use of employee auto shall be at the Internal Revenue Service rate of reimbursement. Employees must have a valid New York State driver's license to operate any Company-owned vehicles, and in the event of using their own personal vehicle, proof of adequate insurance in force is required. No Employee shall be required to use his car or any other station employee's car as a condition of employment

13.      DUTIES:

         13.1 The duties of unit Employees for the purpose of this Agreement shall be defined as the non-exclusive operation, maintenance and construction of the technical equipment as noted in Article 11.

         13.2    (a)      Bargaining unit employees may be required to perform
other related duties as assigned by the Station, but will not be required to regularly perform duties not reasonably compatible with their vocations or their abilities. The Station will not assign any work or duties to bargaining unit employees where there exists danger or bodily injury or known conditions detrimental to health.

                 (b) Where operating errors occur while an Employee is performing multiple job functions, such facts shall be considered in extenuation of the errors. The Company further agrees to assign multiple job functions on a reasonable basis.

         13.3 No Employee shall be required to furnish equipment or supplies.

         13.4    (a)      It is agreed that the Company will not require
Employees to drive unsafe station vehicles or to work under unsafe conditions. The Company agrees that a Safety Committee shall be established. The Committee shall consist of at least one (1) member of management and one (1) member of the Union. If the Committee agrees that a condition is unsafe, Employees will not be required to work under that condition until it is corrected.

                 (b) Any station vehicle that is unregistered or uninsured or uninspected will not be driven by any Employee under any circumstances. Any tickets received for violations above shall be the responsibility of the Company and not the Employee.

         13.5 Except as modified by Article 11, it is agreed by the Company that the scope of the normal duties of the Employees shall include all operations and maintenance duties as well as duties of construction, assembly, setting up, placement, handling, moving, transporting or storage related to or performed in conjunction with the following:

                 Sound effects and video camera and dolly operations; film camera operations including film audio, film cutting, processing, splicing, retouching and videotape editing if done by the Company; television recording (videotaping), film and slide projection (including front and rear screen projection); studio and set lighting and light direction, audio and video control operations; transmitter operations, stage and studio sets and properties, vehicle operation (only when it is a mobile transmitter or vehicle designed exclusively for operating or moving technical equipment); television prompting equipment (telecue), automatic logging equipment, cue cards for prompting (off camera); and Employees assigned to perform floor work or camera operations will have the additional duty of cueing artists, actors, and announcers who are performing in the studio or at remote locations.

                 Such duties may be modified in accordance with Section 13.2 above.

         13.6 A technician from the crew will be assigned as Technical Director during rehearsals and broadcast of programs requiring the services of four (4) or more technicians. The Technical Director shall:

                 (a) see to it that the crew is in the studio (or studio control room) as scheduled.

                 (b) That his crew is properly assigned to cover the many aspects of a live production, including but not limited to, camera set up and operation, lighting, collecting and setting up props as scheduled or as requested of the Technical Director by the producer, audio operation including the securing and auditioning of all audio material to be used, mike placement, etc.

                 (c) That any scheduled studio time not actually assigned or used in the set up, production, rehearsal, or telecast of a live production, be used as training sessions to further acquaint the crew members with the camera operations, lighting, and other "routines" as he may select or as may be assigned by supervisory technical personnel.

                 (d) Receive a fee of four dollars ($4.00) per day for each day so assigned unless such Technical Director is already a Group II Employee.

                 (e) The Technical Director shall also be responsible to perform other related duties as assigned by the Station.

         13.7 The duties of Group II Employees shall be: general supervision and direction of technicians, not including hiring and/or firing, but may include but not be limited to, issuing operating instructions, direction of installation where necessary, installation operation, and maintenance of technical equipment as defined herein. Group II Employees shall also schedule work hours if so delegated by Management. However, scheduling is totally subject to management approval. In addition, Group II Employees shall be responsible for operational preparation, planning and performance during the tour of duty. Group II Employees shall direct the work of the technicians assigned to them and direct the solution of routine problems with respect to NABET personnel and facilities assignments). Group II Employees may assign or reassign NABET personnel to meet station requirements subject to Management direction and control. Group II Employees may recommend and/or impose discipline up to but not including discharge.

         13.8 If the Company temporarily upgrades a Group I Employee to Group II status, for reasons such as, but not limited to, temporarily filling a vacancy, covering for vacations or absences, or if it deems supervision is appropriate on a shift when a Group II Employee is not scheduled to work, such Employee shall receive a fee of seven dollars and fifty cents ($7.50) per shift for each shift so assigned, provided that this paragraph may not be used by the Company as a device to permanently reduce the number of Group II Employees on staff below two (2).

         13.9 The Company agrees that it will make reasonable efforts to schedule a fifteen (15) minute period in advance of any live television show in which no Employees will be assigned rehearsal or video taping duties.

         13.10 Except for promotional purposes and/or integral program parts (introduction, promotion and transition), technical Employees will not be required as a condition of employment to present themselves to public appearance or display by television.

         13.11 Bargaining unit employees may be assigned for photographing and editing news footage and may perform the function of asking questions of subjects to obtain sound bites, etc. One-man crews may be used to set up and operate live microwave equipment.

         13.12 Editing may be performed by Directors, Promotions Manager, Assistant Promotions Manager, Anchors, Reporters or Producers.

14.      MINIMUM EMPLOYEE COMPLEMENT:

During the term of this Agreement, the minimum full-time employee complement for the bargaining unit shall be 28 employees.

15.      TERM OF AGREEMENT:

         15.1 This Agreement shall become effective on June 1, 1996, and shall continue in full force and effect through 3:00 a.m. May 31, 2000. At the expiration date of this Agreement, this Agreement shall be automatically renewed from year to year unless at least sixty (60) days prior thereto, or prior to the end of any subsequent yearly period, as the case may be, either party gives written notice to the other of any intention to modify, amend or terminate the Agreement as of the end of such yearly period. In the event that such notice is given, the Agreement will be deemed terminated as of the end of such period.

         15.2 Whenever notice is given under Section 15.1 above by either party of proposed changes and negotiations thereon have not resulted in an Agreement by the expiration date, either party may serve upon the other a twelve (12) broadcast hour written notice terminating this Agreement, the terms and provisions of the Agreement shall continue in full force and effect until the expiration of said twelve (12) hour period.

         15.3 It is the desire and intention of the parties to reach a mutually satisfactory solution of their common problems, and the parties hereby agree that they will consult and cooperate with each other in respect to any matters covered by this Agreement, and that controversies arising hereunder shall be promptly and amicably settled or disposed of.

         IN WITNESS WHEREOF, THIS AGREEMENT has been executed on behalf of the parties hereto by their respective officers, thereunto duly authorized on the day and year above written.


/s/ MICHAEL TODY    7/22/96            /s/ JOHN PURCELL
-----------------------------------    --------------------------------------
Michael Tody                           John Purcell
on Behalf of Local 22, NABET           General Manager (WROC-TV)

/s/ JAMES ADAMS
-----------------------------------
James Adams
International Representative, NABET


APPROVED:

[ILLEGIBLE]
-----------------------------------
International President, NABET